Humana Inc.
500 West Main Street
P.O. Box 1498
Louisville, KY 40201-1498
http://www.humana.com

news release

For More Information Contact:

Regina Nethery
Humana Investor Relations
(502) 580-3644
E-mail:  Rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
E-mail:  Tnoland@humana.com

Humana Inc. Reports Financial Results for Fourth Quarter
And Full Year 2005

  2005 consolidated revenues of $14.4 billion
  4Q05 EPS up 34 percent
  2005 cash flows from operations of more than $625 million
  Medical membership of 7.1 million at December 31, 2005

LOUISVILLE, KY (February 6, 2006) - Humana Inc. (NYSE: HUM) today reported $0.39 in diluted earnings per common share (EPS) for the quarter ended December 31, 2005 (4Q05) compared to EPS of $0.29 for the quarter ended December 31, 2004 (4Q04), an increase of 34 percent.

For the year ended December 31, 2005 (FY05), the company reported EPS of $1.87 versus $1.72 for the year ended December 31, 2004 (FY04), an increase of 9 percent.

"Humana achieved record levels of revenues, net income and membership in 2005, as our Medicare business grew significantly and our Commercial profits improved," said Michael B. McCallister, Humana's president and chief executive officer. "But the real story of 2005 was our successful preparation for unprecedented Medicare expansion in 2006 and beyond. We are now superbly positioned to take advantage of this multi-year growth opportunity."

The company also evaluates its earnings performance on a non-GAAP basis. See management's explanation under item (a) of the "Footnotes" section of this news release. Below is a reconciliation of GAAP to non-GAAP results for 4Q05 and FY05. There were no non-GAAP reconciling items for 4Q04 or FY04.

4Q05 Consolidated Results of Operations ($ in thousands except EPS)	Pretax Income	Pretax Margin	Net Income	EPS	EPS Growth Rate
GAAP results	$99,216	2.7%	$64,607	$0.39	34%
Expenses related to Hurricane Katrina (b)	20,314	0.6%	12,676	0.07
Non-GAAP results (a)	$119,530	3.3%	$77,283	$0.46	59%

FY05 Consolidated Results of Operations ($ in thousands except EPS)	Pretax Income	Pretax Margin	Net Income	EPS	EPS Growth Rate
GAAP results	$421,714	2.9%	$308,483	$1.87	9%
Class action litigation settlement (c)	71,850		44,834	0.27
Expenses related to Hurricane Katrina (b)	27,013		16,857	0.10
Realization of tax gain contingency (d)	-		(22,800)	(0.14)
Total reconciling items	98,863	0.7%	38,891	0.23
Non-GAAP results (a)	$520,577	3.6%	$347,374	$2.10	22%

The company now expects EPS for the year ending December 31, 2006 (FY06) of at least $2.81, including expenses of $0.10 per share resulting from new stock option accounting rules implemented on January 1, 2006. Below is an analysis of the company's projected earnings for FY06 on a non-GAAP basis, as well as the anticipated stock options comparability restatement for FY05.

EPS	FY06E	FY05	Growth Rate
GAAP results	At least $2.81	$1.87	At least 50%
Excess net realized capital gains (f)	(0.11)	-
Class action litigation settlement (c)	-	0.27
Expenses related to Hurricane Katrina (b)	-	0.10
Realization of tax gain contingency (d)	-	(0.14)
Projected options expense restatement (e)	-	(0.08)
Total reconciling items	(0.11)	0.15
Non-GAAP results (a) (e)	At least $2.70	$2.02	At least 34%

Increases in Medicare membership and improved Government Segment underwriting results combined with improved Commercial Segment earnings drove the year-over-year increases in both GAAP and non-GAAP EPS during 4Q05 and FY05.

Revenues - 4Q05 consolidated revenues rose 14 percent to $3.66 billion from $3.21 billion in 4Q04, with total premium and administrative services fees also up 14 percent compared to the prior year's quarter. FY05 consolidated revenues were up 10 percent to $14.42 billion versus $13.10 billion for FY04. Continued increases in membership in the company's higher-premium Medicare plans more than offset reduced revenues from its Commercial Segment membership on a year-over-year basis for both the quarter and the full year.

Medical costs - the company's medical expense ratio (medical expenses as a percent of premium revenue or MER) of 82.1 percent in 4Q05 decreased 260 basis points from an MER of 84.7 in 4Q04. Excluding the 60 basis point increase to the MER associated with the hurricane, the related consolidated non-GAAP ratio of 81.5 percent declined 320 basis points with improvements in both the Government and Commercial Segment MERs.

Selling, general, & administrative (SG&A) expenses - the company's consolidated SG&A expense ratio (SG&A expenses as a percent of premiums plus administrative services fees or SG&A expense ratio) increased to 16.7 percent for 4Q05 from 14.5 percent in 4Q04, the result of significant Medicare investment spending during 4Q05 to prepare for 2006 Medicare opportunities.

Government Segment Results Summary
4Q05 Government Segment Results ($ in thousands)	MER	Pretax Income	Pretax Margin
GAAP results	81.3%	$57,395	2.9%
Impact of non-GAAP reconciling item (b)	(0.2%)	4,388	0.3%
Non-GAAP results (a)	81.1%	$61,783	3.2%

FY05 Government Segment Results ($ in thousands)	MER	SG&A Expense Ratio	Pretax Income	Pretax Margin
GAAP results	83.1%	12.6%	$323,268	4.2%
Impact of non-GAAP reconciling items (b) (c)	(0.1%)	(0.5%)	39,277	0.6%
Non-GAAP results (a)	83.0%	12.1%	$362,545	4.8%

Pretax results:

  Government Segment pretax earnings were $57.4 million in 4Q05 compared to $35.9 million in 4Q04. Non-GAAP pretax income for the segment of $61.8 million improved year over year by $25.9 million or 72 percent, the result of higher Medicare membership and the related operational leverage during 4Q05 as well as improved TRICARE earnings performance.

Enrollment:

  Medicare Advantage membership rose to 557,800 at December 31, 2005, an increase of 180,600 (48 percent) from December 31, 2004 and 54,700 (11 percent) from September 30, 2005. The company's expanded participation in various Medicare programs and markets during the quarter combined with the company's increased marketing efforts for these programs led to the higher membership level.
  The company continues to expect Medicare Advantage geographic expansions to contribute to organic enrollment growth primarily during the first six months of 2006, with projected Medicare Advantage membership in the range of 900,000 to 1.1 million by the end of FY06. Membership in the company's stand-alone Prescription Drug Plans (PDPs) are anticipated to approximate 1.9 million to 2.2 million members by the end of 2006 with enrollment also primarily occurring during the first half of 2006.
  As expected, TRICARE membership of 2,889,100 at December 31, 2005 was essentially unchanged from September 30, 2005. The company also anticipates no material change in TRICARE membership during FY06.

Revenues:

  Medicare Advantage premiums of $1.22 billion in 4Q05 increased 54 percent compared to $791.1 million in 4Q04, the result of substantially higher enrollment and increases in per-member premiums.
  Medicare Advantage premiums per member increased 7 percent year over year during 4Q05 due primarily to higher per-member standard reimbursement rates from the government, the company's effectiveness in demonstrating the risk profile of its membership and the acquisition of CarePlus Health Plans of Florida in February 2005.
  TRICARE premiums and administrative services fees during 4Q05 of $585.3 million compare to $486.9 million in 4Q04. The year-over-year increase reflects a higher negotiated premium for the second option period as well as a full complement of membership under the new contract for the full quarter in 2005.

Medical Expenses:

  The Government Segment MER decreased 440 basis points to 81.3 percent in 4Q05 compared to 85.7 percent in the prior year's quarter, with improvements in the MERs for each of the lines of business within this segment. Excluding the 20 basis point increase in the MER from Hurricane Katrina, the related non-GAAP ratio of 81.1 percent declined 460 basis points reflecting lower inpatient utilization trends in its government portfolio.

SG&A Expenses:

  The Government Segment's SG&A expense ratio for 4Q05 of 15.5 percent was 360 basis points higher than that for 4Q04 of 11.9 percent driven by expenses associated with the 2006 Medicare opportunity incurred during 4Q05.

Commercial Segment Results Summary
4Q05 Commercial Segment Results ($ in thousands)	MER	Pretax Income	Pretax Margin
GAAP results	82.9%	$41,821	2.4%
Impact of non-GAAP reconciling item (b)	(1.0%)	15,926	1.0%
Non-GAAP results (a)	81.9%	$57,747	3.4%

FY05 Commercial Segment Results ($ in thousands)	MER	SG&A Expense Ratio	Pretax Income	Pretax Margin
GAAP results	83.3%	18.3%	$98,446	1.4%
Impact of non-GAAP reconciling items (b) (c)	(0.3%)	(0.6%)	59,586	0.9%
Non-GAAP results (a)	83.0%	17.7%	$158,032	2.3%

Pretax results:

  Results for the Commercial Segment during 4Q05 reflect pretax income of $41.8 million compared to $27.3 million in 4Q04. Non-GAAP pretax income for the segment of $57.7 million increased $30.4 million compared to 4Q04. Commercial Segment operating earnings in 4Q05 reflect improvements in utilization trends experienced primarily during the second half of 2005.

Enrollment:

  Commercial Segment medical membership of 3,170,800 at December 31, 2005 decreased approximately 4 percent or 134,300 from the prior year end, driven by a decrease in fully-insured accounts.

  The company's HumanaOne product demonstrated continued growth during 4Q05, increasing individual medical membership by 3 percent sequentially with a year-to-date growth rate of 25 percent. ASO membership of 1,171,000 and consumer-choice membership of 371,100 at December 31, 2005 reflect the company's expanded presence in each of these sectors. ASO membership grew 15 percent during FY05 while consumer choice membership grew 52 percent during the same period.

Revenues:

  Premiums and administrative services fees for the Commercial Segment decreased 5 percent to $1.67 billion in 4Q05 compared to $1.77 billion in the prior year's quarter, as an increase in administrative services fees resulting from a 15 percent increase in ASO membership were more than offset by lower premiums due to declines in at-risk enrollment.
  Commercial Segment medical premiums for fully insured groups increased approximately 8 percent on a per-member basis during 4Q05 compared to 4Q04. The company anticipates FY06 commercial premiums for fully insured group membership to increase at least equal to the expected rise in per-member medical costs.

Medical Expenses:

  In 4Q05, the Commercial Segment MER of 82.9 percent was 100 basis points lower than the 4Q04 MER of 83.9 percent. Excluding the 100 basis point increase in the MER from Hurricane Katrina, the related non-GAAP ratio of 81.9 percent declined 200 basis points reflecting lower inpatient utilization trends in its commercial portfolio.
  Per-member medical costs for commercial fully insured group accounts are forecasted to rise in the range of 7 to 9 percent for FY06.

SG&A Expenses:

  The Commercial Segment SG&A expense ratio of 18.1 percent for 4Q05 compares to 16.6 percent in 4Q04, the result of lower average fully-insured medical enrollment and an increase in the percentage of ASO commercial membership to 37 percent in 4Q05 versus 31 percent in the prior year.

Cash Flows from Operations

Cash flows used in operations for 4Q05 of $246.5 million compared to $19.5 million cash flows provided by operations in 4Q04. The company also evaluates operating cash flows on a non-GAAP basis, as described in footnote (g) of the "Footnotes" section of this news release.

Cash flows from operations ($ in millions)	4Q04 Actual	4Q05 Actual	FY04 Actual	FY05 Actual	FY06 Expected
GAAP cash flows provided by (used in) operations	$19.5	($246.5)	$347.8	$625.6	$750 to $850
Timing of premium payment received from CMS (g)	-	384.8	211.9	19.8	-
Non-GAAP cash flows provided by operations (a) (g)	$19.5	$138.3	$559.7	$645.4	$750 to $850

Non-GAAP cash flows provided by operations increased to $138.3 million in 4Q05 from $19.5 million in 4Q04 driven by improved operating performance in 4Q05 and the negative impact upon cash flows of the final phase of the TRICARE contract transition in 4Q04.

The company now anticipates that cash flows from operations for FY06 will be in the range of $750 million to $850 million driven by expected higher earnings.

Balance Sheet

At December 31, 2005, cash and investment securities comprised 51 percent of the company's total assets compared to 52 percent at September 30, 2005. Debt as a percent of total capitalization (debt plus stockholders' equity) increased 400 basis points to 24.8 percent from 20.8 percent at September 30, 2005 as the company increased its borrowings during 4Q05 primarily in anticipation of funding additional capital into certain subsidiaries during FY06 in conjunction with anticipated growth in revenues.

Cash and investments at the parent company at December 31, 2005 of $419.6 million compared to $439.3 million at December 31, 2004, reflecting the company's use of parent company cash for acquisition activity during FY05.

Footnotes

  The Company has included certain financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP) in its summary of financial results and earnings projections within this news release. The company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to both management and its investors in analyzing the company's ongoing business and operating performance. Internally, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not a substitute for, or superior to, financial measures prepared in accordance with GAAP.
  During the latter half of 2005, certain of Humana's operations were affected by the unusually harsh impact of Hurricane Katrina. Expenses related to Hurricane Katrina primarily stem from the company's efforts, in close cooperation with Departments of Insurance in the affected states, to help our members by offering participating-provider benefits at non-participating providers, paying claims for members who were unable at that time to meet their premium obligations and similar measures. Expenses related to Hurricane Katrina are not expected to have a material impact upon the company's results for FY06.
  On October 18, 2005, the company announced it had reached an agreement to settle a nationwide class action suit that has been pending in U.S. District Court in Miami for more than six years. The agreement has received preliminary court approval with final approval anticipated in 1Q06.
  In the first quarter of 2005 the company realized a federal income tax benefit from a contingency item that was resolved in February 2005.
  On January 1, 2006, the company adopted the provisions of Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" using the retrospective transition model outlined therein. Thus, the company anticipates restating its FY05 results during FY06 to allow for comparability.
  During 1Q06 the company realized a gain on the sale of an investment totaling approximately $52 million (pretax) or $0.20 in EPS, which is $34 million (pretax) or $0.13 per share higher than the capital gains assumed in the company's 2006 non-GAAP EPS guidance of at least $2.70, and $34 million (pretax) higher than the capital gains realized in 2005. The company, in turn, donated $0.02 per share of the excess gains to the Humana Foundation.
  When reviewing and analyzing Humana's operating cash flows, company management applies the CMS premium payment in each month to match the corresponding disbursements. To do otherwise distorts meaningful analysis of the company's operating cash flow. Therefore, decisions such as management's forecasting and business plans regarding cash flow use this non-GAAP financial measure.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company's expectations for future earnings.

A live virtual presentation (audio with slides) may be accessed via Humana's Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive will be available in the Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release contains forward-looking statements. The forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the company's Form 10-K for the year ended December 31, 2004 and its Form 10-Qs for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, as filed by Humana with the Securities and Exchange Commission.

About Humana

Humana Inc., headquartered in Louisville, Ky., is one of the nation's largest publicly traded health benefits companies, with approximately 9 million medical members. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

More information regarding Humana is available to investors via the Investor Relations page of the company's web site at www.humana.com, including copies of:

  Annual report to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings news releases;
  Replay of most recent earnings release conference call;
  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned interaction with research analysts and institutional investors);
  Corporate Governance information.

Humana Inc. - GAAP Earnings Guidance Points
For the year ending December 31, 2006
As of February 6, 2006

Diluted earnings per common share	FY06: At least $2.81 per share 1Q06: $0.50 to $0.55 per share
Revenues

Consolidated: $21 billion to $22 billion
Medicare Advantage: $8.5 billion to $10.2 billion
Medicare stand-alone PDPs: $1.9 billion to $2.5 billion
TRICARE: $2.5 billion to $2.9 billion
Commercial: $6.5 billion to $7.0 billion

Year-end medical membership

Medicare Advantage: 900,000 to 1.1 million
Medicare stand-alone PDPs: 1.9 million to 2.2 million
TRICARE: No material change from prior year
Medicaid: No material change from prior year
Commercial: No material change from prior year

Selling, general & administrative expenses	Consolidated SG&A expense ratio of 12% to 13%
Pretax earnings *excluding allocation of investment and other income and interest expense

Medicare Advantage: 3% to 5% pretax margin*
Medicare stand-alone PDPs: 1% to 3% pretax margin*
TRICARE: Approximately 3% to 4% pretax margin*
Commercial Segment: $140 million to $180 million pretax income

Cash flows from operations	$750 million to $850 million
Capital expenditures	$125 million to $135 million
Effective tax rate	Approximately 35% to 37%
Weighted average shares outstanding used to compute diluted earnings per common share	Approximately 168 million

Statistical Schedules
and Supplementary
Information

Humana Inc.
In thousands
December 31,	Percent
Ending Medical Membership	2005	2004	Difference	Change
Commercial:
Fully insured	1,999.8	2,286.5	(286.7)	(12.5)
ASO	1,171.0	1,018.6	152.4	15.0
Total Commercial	3,170.8	3,305.1	(134.3)	(4.1)

Government:
Medicare Advantage	557.8	377.2	180.6	47.9
Medicaid	457.9	478.6	(20.7)	(4.3)
TRICARE	1,750.9	1,789.4	(38.5)	(2.2)
TRICARE ASO	1,138.2	1,082.4	55.8	5.2
Total TRICARE	2,889.1	2,871.8	17.3	0.6
Total Government	3,904.8	3,727.6	177.2	4.8
Total ending medical membership	7,075.6	7,032.7	42.9	0.6

December 31,	Percent
Ending Specialty Membership	2005	2004	Difference	Change
Commercial:
Dental-fully insured	960.5	825.8	134.7	16.3
Dental-ASO	496.0	420.9	75.1	17.8
Total Dental	1,456.5	1,246.7	209.8	16.8
Group life	429.2	444.6	(15.4)	(3.5)
Short-term disability	16.4	16.9	(0.5)	(3.0)
Total ending specialty membership	1,902.1	1,708.2	193.9	11.4

Three months ended	Twelve months ended
December 31,	December 31,
Premiums	2005	2004	2005	2004
Commercial:
Fully insured medical	$1,518,472	$1,633,240	$6,068,115	$6,614,482
Specialty	101,149	89,632	386,747	349,564
Total Commercial	1,619,621	1,722,872	6,454,862	6,964,046

Government:
Medicare Advantage	1,218,036	791,064	4,590,362	3,086,598
TRICARE	575,127	475,751	2,407,653	2,127,595
Medicaid	139,609	133,298	548,714	511,193
Total Government	1,932,772	1,400,113	7,546,729	5,725,386
Total premiums	$3,552,393	$3,122,985	$14,001,591	$12,689,432

Three months ended	Twelve months ended
December 31,	December 31,
Administrative services fees	2005	2004	2005	2004
Commercial	$53,008	$42,244	$209,378	$166,032
Government	10,189	11,132	50,059	106,764
Total administrative services fees	$63,197	$53,376	$259,437	$272,796

Humana Inc.
Dollars in thousands, except per share results
Three months ended	Twelve months ended
December 31,	December 31,
Consolidated Statements of Income	2005 (a)	2004	2005 (a)	2004
Revenues:
Premiums	$3,552,393	$3,122,985	$14,001,591	$12,689,432
Administrative services fees	63,197	53,376	259,437	272,796
Investment income	42,856	31,375	142,976	132,838
Other income	4,634	1,889	14,123	9,259
Total revenues	3,663,080	3,209,625	14,418,127	13,104,325
Operating expenses:
Medical	2,914,831	2,645,480	11,651,470	10,669,647
Selling, general and administrative	604,977	461,169	2,176,770	1,877,864
Depreciation	28,769	30,640	105,051	107,286
Other intangible amortization	4,958	2,437	23,807	10,506
Total operating expenses	3,553,535	3,139,726	13,957,098	12,665,303
Income from operations	109,545	69,899	461,029	439,022
Interest expense	10,329	6,648	39,315	23,172
Income before income taxes	99,216	63,251	421,714	415,850
Provision for income taxes	34,609	16,125	113,231	135,838
Net income	$64,607	$47,126	$308,483	$280,012

Basic earnings per common share	$0.40	$0.30	$1.91	$1.75
Diluted earnings per common share	$0.39	$0.29	$1.87	$1.72

Shares used in computing basic earnings per common share (000's)	162,405	159,598	161,714	160,421
Shares used in computing diluted earnings per common share (000's)	166,371	162,138	165,374	162,456

Operating Results by Segment
Pretax income
Commercial	$41,821	$27,306	$98,446	$142,010
Government	57,395	35,945	323,268	273,840
Consolidated	$99,216	$63,251	$421,714	$415,850

Key Ratios
Medical expense ratio
Commercial	82.9%	83.9%	83.3%	83.9%
Government	81.3%	85.7%	83.1%	84.3%
Consolidated	82.1%	84.7%	83.2%	84.1%

Selling, general, and administrative expense ratio
Commercial	18.1%	16.6%	18.3%	16.4%
Government	15.5%	11.9%	12.6%	12.2%
Consolidated	16.7%	14.5%	15.3%	14.5%

(a) The company also evaluates its earnings performance on a non-GAAP basis as described more fully within this news release.

Humana Inc.
Dollars in thousands

	December 31,	September 30,	December 31,
Consolidated Balance Sheets	2005	2005	2004
Assets
Current assets:
Cash and cash equivalents	$732,016	$978,936	$580,079
Investment securities	2,354,904	2,228,424	2,145,645
Receivables, net:
Premiums	723,190	695,344	554,661
Administrative services fees	15,462	15,796	24,954
Securities lending collateral	47,610	117,553	77,840
Other	333,004	247,083	212,958
Total current assets	4,206,186	4,283,136	3,596,137

Property and equipment, net	484,412	457,078	399,506

Other assets:
Long-term investment securities	391,035	365,634	348,465
Goodwill	1,264,575	1,220,461	885,572
Other	523,406	506,112	427,937
Total other assets	2,179,016	2,092,207	1,661,974
Total assets	$6,869,614	6,832,421	$5,657,617

Liabilities and Stockholders' Equity
Current liabilities:
Medical and other expenses payable	$1,909,682	$1,817,226	$1,422,010
Trade accounts payable and accrued expenses	560,550	509,438	488,332
Book overdraft	280,005	258,433	192,060
Securities lending payable	47,610	117,553	77,840
Unearned revenues	120,489	533,908	146,326
Current portion of long-term debt	301,254	302,366	-
Total current liabilities	3,219,590	3,538,924	2,326,568
Long-term debt	513,790	317,210	636,696
Other long-term liabilities	662,129	610,317	604,229
Total liabilities	4,395,509	4,466,451	3,567,493
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized; none issued	-	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized;
179,062,807 shares issued at December 31, 2005	29,843	29,768	29,340
Capital in excess of par value	1,098,117	1,083,631	1,017,156
Retained earnings	1,538,306	1,473,699	1,229,823
Accumulated other comprehensive income (loss)	24,832	(3,504)	16,526
Unearned stock compensation	(13,629)	(14,553)	(1,721)
Treasury stock, at cost, 15,846,384 shares at December 31, 2005	(203,364)	(203,071)	(201,000)
Total stockholders' equity	2,474,105	2,365,970	2,090,124
Total liabilities and stockholders' equity	$6,869,614	6,832,421	$5,657,617

Debt to total capitalization ratio	24.8%	20.8%	23.3%

Humana Inc.
Dollars in thousands
	Three months ended		Twelve months ended
	December 31,		December 31,
Consolidated Statements of Cash Flows	2005 (a)	2004	2005 (a)	2004 (a)
Cash flows from operating activities
Net income	$64,607	$47,126	$308,483	$280,012
Adjustments to reconcile net income to net
cash (used in) provided by operating activities:
Depreciation and amortization	33,727	33,077	128,858	117,792
(Benefit) provision for deferred income taxes	(9,300)	26,063	(38,362)	53,608
Changes in operating assets and liabilities excluding
the effects of acquisitions:
Receivables	(27,512)	(151,334)	(156,748)	(44,625)
Other assets	(32,675)	22,767	(63,962)	3,991
Medical and other expenses payable	92,456	(14,125)	450,297	78,791
Other liabilities	51,760	39,057	47,598	65,732
Unearned revenues	(413,419)	13,667	(45,610)	(190,759)
Other	(6,141)	3,187	(4,927)	(16,733)
Net cash (used in) provided by operating activities	(246,497)	19,485	625,627	347,809

Cash flows from investing activities
Acquisitions, net of cash acquired	(50,028)	(25,838)	(402,844)	(141,810)
Purchases of property and equipment	(53,528)	(41,196)	(165,846)	(114,096)
Proceeds from sales of property and equipment	1,849	1,519	4,497	30,491
Purchases of investment securities	(2,023,793)	(491,429)	(3,717,916)	(4,106,210)
Proceeds from maturities of investment securities	1,165,312	174,869	1,761,588	1,015,144
Proceeds from sales of investment securities	730,595	479,896	1,723,015	2,683,749
Change in securities lending collateral	69,943	4,502	30,230	8,651
Net cash (used in) provided by investing activities	(159,650)	102,323	(767,276)	(624,081)

Cash flows from financing activities
Borrowings under credit agreement	200,000	-	494,000	-
Repayments under credit agreement	-	-	(294,000)	-
Change in book overdraft	21,572	75,954	87,945	(26,994)
Change in securities lending payable	(69,943)	(4,502)	(30,230)	(8,651)
Common stock repurchases	(293)	(2,552)	(2,364)	(67,024)
Proceeds from stock option exercises and other	7,891	14,281	38,235	27,616
Net cash provided by (used in) financing activities	159,227	83,181	293,586	(75,053)

(Decrease) increase in cash and cash equivalents	(246,920)	204,989	151,937	(351,325)
Cash and cash equivalents at beginning of period	978,936	375,090	580,079	931,404
Cash and cash equivalents at end of period	$732,016	$580,079	$732,016	$580,079

(a) Refer to the "Cash Flows from Operations" section within this news release for an evaluation of operating cash flows on a non-GAAP basis.

Humana Inc.

Percentage of Ending Membership Under Capitation Arrangements

	Commercial Segment			Government Segment					Consol.
	Fully		Total	Medicare			TRICARE	Total	Total
	Insured	ASO	Segment	Advantage	Medicaid	TRICARE	ASO	Segment	Medical

December 31, 2005
Capitated HMO
hospital system based A	2.1%		1.3%	6.3%				0.9%	1.1%
Capitated HMO
physician group based A	2.0%		1.2%	4.2%	37.2%			5.0%	3.3%
Risk-sharing B	2.5%		1.6%	41.3%	59.9%			12.9%	7.8%
All other membership	93.4%	100.0%	95.9%	48.2%	2.9%	100.0%	100.0%	81.2%	87.8%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

December 31, 2004
Capitated HMO
hospital system based A	3.1%	-	2.1%	10.2%	3.6%	-	-	1.5%	1.8%
Capitated HMO
physician group based A	2.5%	-	1.7%	1.1%	39.3%	-	-	5.2%	3.5%
Risk-sharing B	3.0%	-	2.1%	55.2%	50.4%	-	-	12.0%	7.4%
All other membership	91.4%	100.0%	94.1%	33.5%	6.7%	100.0%	100.0%	81.3%	87.3%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

A - In a limited number of circumstances, we contract with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, we prepay these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, we generally agree to reimbursement rates that target a medical expense ratio ranging from 82% to 89%. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such hospitals and physicians for services rendered to their HMO membership.

B - In some circumstances, we contract with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the medical costs of their HMO membership. Although these arrangements do include capitation payments for services rendered, we process substantially all of the claims under these arrangements.

Humana Inc.
Dollars in thousands

Medical Claim Reserves - Details and Statistics

Change in medical and other expenses payable:

The change in medical and other expenses payable is summarized as follows:

	For the Twelve	For the Twelve
	Months Ended	Months Ended
	December 31, 2005	December 31, 2004
Balances at January 1	$1,422,010	$1,272,156

Acquisitions	37,375	71,063

Incurred related to:
Current year	11,765,662	10,763,105
Prior years - non-TRICARE	(72,868)	(68,448)
Prior years - TRICARE (1)	(41,324)	(25,010)
Total incurred	11,651,470	10,669,647

Paid related to:
Current year	(9,979,449)	(9,504,331)
Prior years	(1,221,724)	(1,086,525)
Total paid	(11,201,173)	(10,590,856)

Balances at end of period	$1,909,682	$1,422,010

The impact of any change in "incurred related to prior years" claims may be offset as we re-establish the "incurred related to current year". Our reserving practice is to consistently recognize the actuarial best estimate of our ultimate liability for our claims within a level of confidence required to meet actuarial standards. Thus, only when the release of a prior year reserve is not offset with the same level of conservatism in estimating the current year reserve will the redundancy reduce medical expense. We have consistently applied this methodology in determining our best estimate for unpaid claims liability in each period.

(1) Changes in estimates of TRICARE incurred claims for prior years recognized during 2004 and 2005 resulted primarily from claim costs and utilization levels developing favorably from the levels originally estimated for the second half of the prior year. As a result of substantial risk-sharing provisions with the Department of Defense and with subcontractors, any resulting impact on operations from the change in estimates of incurred related to prior years is substantially reduced, whether positive or negative.

Humana Inc.
Dollars in thousands

Medical Claim Reserves - Details and Statistics

Medical and Other Expenses Payable Detail:
		December 31,	September 30,	December 31,
		2005	2005	2004
A	IBNR and other medical expenses payable	$1,125,205	$1,101,066	$910,525
B	TRICARE IBNR	409,413	416,259	284,647
C	TRICARE other medical expenses payable	88,443	72,474	6,970
D	Unprocessed claim inventories	148,200	136,700	115,300
E	Processed claim inventories	83,635	54,907	97,801
F	Payable to pharmacy benefit administrator	54,786	35,820	6,767
	Total medical and other expenses payable	$1,909,682	$1,817,226	$1,422,010

A

IBNR represents an estimate of medical expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other medical expenses payable includes amounts payable to providers under capitation arrangements.

B	TRICARE IBNR has increased at December 31, 2005 versus the prior year due to the transition to the new South region contract in the fourth quarter 2004 lowering medical expenses during that quarter.
C

TRICARE other medical expenses payable may include liabilities to subcontractors and/or risk share payables to the Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment (cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as receivables in our balance sheet).

D

Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed. TRICARE claim inventories are not included in this amount as an independent third party administrator processes all TRICARE medical claims on our behalf. Reserves for TRICARE claims inventory are included in TRICARE IBNR.

E

Processed claim inventories represent the estimated valuation of processed claims that are in the post claim adjudication process, which consists of administrative functions such as audit and check batching and handling.

F	The balance due to our pharmacy benefit administrator fluctuates due to bi-weekly payments and the month-end cutoff.

Humana Inc.
Dollars in thousands

Medical Claim Reserves - Details and Statistics

Receipt Cycle Time:
The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Below is a summary:

	Average Number of Days from Incurred Date to Receipt Date (a)
	2005	2004	Change	% Change
1st Quarter Average	16.6	17.4	(0.8)	-4.6%
2nd Quarter Average	15.9	16.7	(0.8)	-4.8%
3rd Quarter Average	16.7	16.9	(0.2)	-1.2%
4th Quarter Average	16.9	16.4	0.5	3.0%
Full Year Average	16.5	16.9	(0.4)	-2.4%

(a)	Receipt cycle time data for our largest claim processing platforms representing approximately 90% of our fully insured claims volume.

Unprocessed Claim Inventories:
The estimated valuation and number of claims on hand that are yet to be processed are as follows:

	Estimated		Number
	Valuation	Claim Item	of Days
Date	(000)	Counts	On Hand
12/31/2003	$109,700	443,000	4.9
3/31/2004	$94,800	400,900	3.9
6/30/2004	$98,100	387,000	3.7
9/30/2004	$122,300	453,300	4.4
12/31/2004	$115,300	394,400	3.7
3/31/2005	$111,200	393,200	3.6
6/30/2005	$119,500	443,600	4.0
9/30/2005	$136,700	512,800	4.7
12/31/2005	$148,200	498,400	4.6

Humana Inc.

Medical Claim Reserves - Details and Statistics

Days in Claims Payable (Quarterly):

A common metric for monitoring medical claim reserve levels relative to the medical claim expenses is days in claims payable, or DCP, which represents the medical claim liabilities at the end of the period divided by average medical expenses per day in the quarterly period. Since we have some providers under capitation payment arrangements (which do not require a medical claim IBNR reserve), we have also summarized this metric excluding capitation expenses.

	Days			DCP
	in Claims	Annual		Excluding	Annual
Quarter Ended	Payable (DCP)	Change	% Change	Capitation	Change	% Change
12/31/2003	46.2	1.0	2.2%	53.2	(0.1)	-0.2%
3/31/2004	47.4	0.9	1.9%	54.3	(0.4)	-0.7%
6/30/2004	47.4	(0.5)	-1.0%	54.1	(2.1)	-3.7%
9/30/2004	51.8	4.6	9.7%	59.1	4.6	8.4%
12/31/2004	49.5	3.3	7.1%	54.8	1.6	3.0%
3/31/2005	50.5	3.1	6.5%	56.1	1.8	3.3%
6/30/2005	52.8	5.4	11.4%	58.6	4.5	8.3%
9/30/2005	54.0	2.2	4.2%	60.8	1.7	2.9%
12/31/2005	60.3	10.8	21.8%	66.6	11.8	21.5%

This metric fluctuates due to all of the issues reviewed above, including the change in the receipt cycle time, the change in medical claim inventories, the change in TRICARE liability balances, the timing of our bi-weekly payment to our pharmacy benefits administrator and the timing of settlements with providers under risk-sharing arrangements. Additionally growth in certain product lines which carry a different level of DCP will impact our overall DCP. For example, individual and Medicare private fee-for-service (PFFS) product lines carry a higher level of DCP, resulting in an increase to our overall DCP as we grow in those product lines. Conversely, as we expand into Medicare PDPs during 2006, we expect a decline in DCP as a result of the rapid processing, or "short-tail" associated with prescription drug claims. An annual recap follows:

				2005	2004
4th quarter-prior year				49.5	46.2
Impact of change in claim receipt cycle time				0.2	(0.2)
Impact of change in unprocessed claim inventories				1.0	0.2
Impact of change in processed claim inventories				(0.4)	0.9
Impact of changing TRICARE reserve balances				3.9	1.6
Impact of change in pharmacy payment cutoff				1.5	(0.4)
Impact of growth in Medicare PFFS membership				1.2	-
Impact of growth in individual membership				0.9	0.7
Impact of change in provider payables under risk arrangements				1.4	-
All other				1.1	0.5
Year to date-current year				60.3	49.5